FAST TRACKEXPORT
LOAN AGREEMENT

This FAST TRACK EXPORT LOAN AGREEMENT United Solar Ovonic Corporation, United Solar Ovonic LLC and JPMorgan Chase Bank, N.A. is made and executed as of February 4, 2008. This Agreement governs the Credit Accommodations described herein. Borrower understands and agrees that: (a) in granting, issuing, renewing, or extending such Credit Accommodations, Lender is relying upon Borrower’s representations, warranties, and agreements set forth in this Agreement and the other Financing Documents; and (b) such Credit Accommodations shall be and remain subject to the following terms and conditions of this Agreement until all Borrower’s Obligations hereunder have been paid and performed in full.

ARTICLE ICERTAIN
DEFINED TERMS

Section 1.1 Definitions.

     Defined Terms. The following words shall have the following meanings when used in this Agreement.

ABR. The term “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

Adjusted LIBO Rate. The words “Adjusted LIBO Rate” mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

Advance. The word “Advance” means an advance made by the Lender to Borrower pursuant to this Agreement.

Affiliate. The word “Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with, another Person.

Aggregate Liquidity. The words “Aggregate Liquidity” mean, at any time, the sum of (a) all of the cash held in the Liquidity Account at such time, plus (b) the market value of all of the Liquidity Cash Equivalents at such time, plus (c) the Liquidity Investment Property existing at such time, plus (d) Total Availability at such time.

Agreement. The word “Agreement” means this Fast Track Export Loan Agreement, as it may be amended, modified, restated, renewed and extended from time to time, together with all exhibits and schedules attached hereto from time to time. The Agreement is the Loan Agreement, as defined in the Borrower Agreement.

Alternate Base Rate. The words “Alternate Base Rate” mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

Applicable Rate. The words “Applicable Rate” mean, for any day, with respect to any ABR Advance or Eurodollar Advance, or with respect to the letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Letter of Credit Fee Rate”, as the case may be, based upon the average daily Aggregate Liquidity as of the most recent determination date:

Aggregate Liquidity	ABR Spread	Eurodollar Spread	Letter of Credit Fee Rate
Category 1 >$45,000,000	-1.00%	0.75%	1.25%
Category 2 >$15,000,000 but <$45,000,000	-0.75%	0.85%	1.50%
Category 3 <$15,000,000	-0.50%	0.95%	1.75%

For purposes of the foregoing, from the Effective Date through March 31, 2008, the Applicable Rate shall be those rates set forth in Category 2. Each change to the Applicable Rate resulting from a change in Aggregate Liquidity shall become effective thirty (30) days following the end of each fiscal quarter of Borrower, based on the average daily Aggregate Liquidity for the immediately preceding quarter, as calculated by the Lender. Notwithstanding the foregoing, upon the occurrence of an Event of Default, the Applicable Rate shall be deemed to be Category 3.

Available Commitment. The words “Available Commitment” mean, at any time, the Maximum Amount then in effect minus the Revolving Exposure of Lender at such time.

Board. The word “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

Borrower. The word “Borrower” means, collectively and individually, United Solar Ovonic Corporation and United Solar Ovonic LLC, and their respective successors and assigns.

Borrower Agreement. The words “Borrower Agreement” mean, at any time, the most recent Borrower Agreement as modified by the Fast Track Borrower Agreement Supplement and the Fast Track Loan Authorization Agreement relating to the Loan executed by Borrower for the benefit of Lender and Ex-Im Bank, initially in the forms prescribed by Ex-Im Bank attached hereto as Exhibit A1 and A2, together, in each case, with all amendments, modifications and extensions thereof.

Borrower Representative. The words “Borrower Representative” mean United Solar Ovonic LLC, its successors and assigns.

Borrower’s Obligations. The words “Borrower’s Obligations” mean all loans, advances, debts, expenses, fees, liabilities, and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Lender, of any kind or nature, present or future, arising in connection with the Loan. Borrower’s Obligations are the Loan Facility Obligations, as defined in the Borrower Agreement, and are included in the “Secured Obligations”, as defined in the Security Agreement, and the “Guaranteed Obligations” as defined in the Guaranty.

Borrowing. The word “Borrowing” means (a) Advances of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Advances, as to which a single Interest Period is in effect.

Borrowing Request. The words “Borrowing Request” mean a request by the Borrower Representative for a Borrowing in accordance with Section 2.1b.

Business Day. The words “Business Day” mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

Change in Law. The words “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

Collateral. The word “Collateral” means all property and interests in property in and upon which Lender has been granted a Lien, including the Security Interest, as security for the payment and performance of Borrower’s Obligations, including the Collateral identified in Section 6 of the Fast Track Loan Authorization Agreement and all Proceeds thereof. The Collateral is included in the Collateral, as defined in the Security Agreement.

Commitment. The word “Commitment” means the commitment of Lender to extend to Borrower the Loan in accordance with the terms and conditions of this Agreement.

Commitment Period. The words “Commitment Period” mean the period commencing on the Effective Date and ending on the Commitment Termination Date.

Commitment Termination Date. The words “Commitment Termination Date” mean the Final Disbursement Date for the Loan, unless the Commitment Termination Date is accelerated in accordance with Section 8.2 of this Agreement.

Dollars. “Dollars” and the sign “$” mean dollars in lawful money of the United States of America and, in relation to all payments in Dollars hereunder, (i) same day funds paid through the Regional Clearing House Interbank Payments System, or (ii) immediately available funds paid through the Regional Federal Reserve Bank, or (iii) such other funds as may then be required by the customary procedure of member banks of the Regional Clearing House Association for the settlement of payments.

Domestic Availability. The words “Domestic Availability” have the meaning ascribed to the term “Availability” in the Domestic Credit Agreement.

Domestic Credit Agreement. The words “Domestic Credit Agreement” mean that certain Credit Agreement, dated as of February 4, 2008, among Borrower, Guarantor, the lenders party thereto (including the Lender), and the Lender , as Administrative Agent, as it may be amended, modified, restated, renewed and extended from time to time, together with all exhibits and schedules attached thereto from time to time.

Domestic LC Exposure. The words “Domestic LC Exposure” shall mean “LC Exposure” as such term is defined in the Domestic Credit Agreement.

Domestic Revolving Credit Facility. The words “Domestic Revolving Credit Facility” mean the loan facility established under the Domestic Credit Agreement and the other Loan Documents, as such term is defined in the Domestic Credit Agreement.

Eurodollar. The word “Eurodollar”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

Event of Default. The words “Event of Default” mean one or more of the events listed in clauses (a) through (r) in Section 8.1 of this Agreement.

Excluded Taxes. The words “Excluded Taxes” mean, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located.

Ex-Im Availability. The words “Ex-Im Availability” mean, at any time, an amount equal to (a) the lesser of the then Maximum Amount and the then Export-Related Borrowing Base minus (b) the sum of (i) the outstanding principal amount of the advances made hereunder at such time plus (ii) and the aggregate undrawn amount of all outstanding Letters of Credit issued pursuant hereto at such time plus (iii) the aggregate amount of all payments made by Lender with respect to Letters of Credit issued pursuant hereto that have not yet been reimbursed by or on behalf of the Borrower at such time.

Ex-Im Bank. The words “Ex-Im Bank” mean the Export-Import Bank of the United States, its successors and assigns.

Ex-Im Bank Guarantee. The words “Ex-Im Bank Guarantee” mean the Master Guarantee Agreement between Lender and Ex-Im Bank, together with (i) the Delegated Authority Letter Agreement between Lender and Ex-Im Bank, (ii) the Fast Track Lender Agreement, and (iii) the Fast Track Loan Authorization Agreement, together, in each case, with all amendments, modifications and extensions thereof.

Ex-Im Liquidity. The words “Ex-Im Liquidity” mean, at any time, the sum of (a) all of the cash held in the Liquidity Account at such time, plus (b) the market value of all of the Liquidity Cash Equivalents at such time, plus (c) Ex-Im Availability at such time.

Export-Related Collateral. The words “Export-Related Collateral” mean all Export-Related Inventory, Export-Related Overseas Inventory, Export-Related Accounts Receivable, Export-Related Overseas Accounts Receivable, Export-Related General Intangibles (but excluding any such general intangibles that may be included in the definition of Excluded Collateral (as defined in the Security Agreement)), and all Proceeds.

Fast Track Loan Authorization Agreement. The words “Fast Track Loan Authorization Agreement” mean, at any time, the most recent Fast Track Loan Authorization Agreement entered into between Lender and Ex-Im Bank setting forth the terms and conditions of the Loan, together with all amendments, modifications and extensions thereof. A copy of the Fast Track Loan Authorization Agreement in effect on the date of this Agreement is attached hereto as Exhibit B. The Fast Track Loan Authorization Agreement is the Fast Track Loan Authorization Agreement included in the definition of “Loan Authorization Agreement”, as defined in the Borrower Agreement.

Federal Funds Effective Rate. The words “Federal Funds Effective Rate” mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

Financing Documents. The words “Financing Documents” mean, collectively, this Agreement, the Security Agreement, the Guaranty, the Fast Track Loan Authorization Agreement, the Borrower Agreement, the Fast Track Borrower Agreement Supplement, the Ex-Im Bank Guarantee, the Letter of Credit Application(s), all Letters of Credit issued pursuant hereto, and any other documents, certificates and agreements which are executed and delivered by Borrower, any Guarantor or any other Person evidencing, securing, guaranteeing or otherwise relating to Borrower’s Obligations. The Financing Documents are the Loan Documents, as defined in the Fast Track Borrower Agreement Supplement.

Governmental Authority. The words “Governmental Authority” mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guarantor. The word “Guarantor” means, collectively and individually, each “Loan Guarantor” as such term is defined in the Domestic Credit Agreement, and each of their respective successors and assigns.

Guaranty. The word “Guaranty” means Article X of the Domestic Credit Agreement pursuant to which Borrower and Guarantor each guaranty, inter alia, the payment and performance of all Borrower’s Obligations.

Holdings. The word “Holdings” means Energy Conversion Devices, Inc., its successors and assigns.

Indemnified Taxes. The words "Indemnified Taxes" mean Taxes other than Excluded Taxes.

Interest Election Request. The words “Interest Election Request” mean a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.2f.

Interest Payment Date. The words “Interest Payment Date” means (a) with respect to any ABR Advance, the first day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

Interest Period. The words “Interest Period” mean with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

LC Collateral Account. The words “LC Collateral Account” have the meaning assigned to such term in Section 2.1j.

LC Disbursement. The words “LC Disbursement” mean a Disbursement made by the Lender pursuant to a Letter of Credit.

LC Exposure. The words “LC Exposure” mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

Lender. The word “Lender” means JPMorgan Chase Bank, N.A., its successors and assigns.

Letter of Credit Application. The words “Letter of Credit Application” mean an Application and Agreement for Irrevocable Standby Letter of Credit or an Application and Agreement for Irrevocable Commercial Letter of Credit, as the case may be, in such form as is provided by Lender to Borrower and which is executed by Borrower and delivered to Lender in connection with a request for the issuance of a Standby Letter of Credit or a Commercial Letter of Credit, respectively, pursuant to this Agreement.

LIBO Rate. The words “LIBO Rate” mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

Liquidity Account. The words “Liquidity Account” have the meaning ascribed thereto in the Domestic Credit Agreement.

Liquidity Cash Equivalents. The words “Liquidity Cash Equivalents” have the meaning ascribed thereto in the Domestic Credit Agreement.

Liquidity Investment Property. The words “Liquidity Investment Property” have the meaning ascribed thereto in the Domestic Credit Agreement.

Loan. The word “Loan” means the credit facility described in Section 2.1. The Loan is the Loan Facility, as defined in the Borrower Agreement.

Maturity Date. The words “Maturity Date” mean the first Business Day following the Final Disbursement Date; provided, however, that with regard to Letter of Credit Obligations outstanding on the Final Disbursement Date, the Maturity Date for any Disbursement under the Letter(s) of Credit related thereto shall be the earlier to occur of (i) the first Business Day following the date of such Disbursement, or (ii) the 20th day after the expiry date of the Letter(s) of Credit related to such Letter of Credit Obligations.

Material Adverse Effect. The words “Material Adverse Effect” mean a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and the Guarantor, taken as a whole, (b) the ability of any Borrower or Guarantor to perform any of its obligations under the Financing Documents to which it is a party, (c) the Collateral, or the Lender’s Liens on the Collateral or the priority of such Liens, or (d) the rights and remedies of the Lender thereunder.

Other Taxes. The words “Other Taxes” mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

Permitted Liens. The words "Permitted Liens" mean:

    (a)        Liens (as defined in the Domestic Credit Agreement) imposed by law for taxes that are not yet due, as to which the grace period, if any, has not yet expired, or are being contested in compliance with the Incorporated Covenants;

    (b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens imposed by law, arising in the ordinary course of business and securing obligations (i) that are not overdue by more than 30 days (or any longer grace period available under law with respect to the applicable underlying obligation) or (ii) are being contested in good faith by appropriate proceedings and with respect to which reserves are being maintained in accordance with GAAP;

    (c)        Liens of landlords or mortgagees of landlords on any assets of the Borrower or any Guarantor arising by operation of law or pursuant to the terms of real property leases or mortgages entered into in the ordinary course of business and securing obligations that are not overdue by more than 30 days (or any longer grace period available under law with respect to, or under the terms of, the applicable underlying obligation), but only if (i) such Liens do not or would not (including as a result of the execution of a Collateral Access Agreement (as defined in the Domestic Credit Agreement)) have priority over the Liens on the Collateral in favor of the Lender, and (ii) Collateral Access Agreements (as defined in the Domestic Credit Agreement) shall have been executed and delivered to the Lender by such landlords or mortgagees to the extent Collateral is located at or on the premises covered by the applicable lease or mortgage;

    (d)        Liens of customs brokers or broker/dealers on any assets of the Borrower or any Guarantor arising by operation of law or pursuant to the terms of contracts entered into in the ordinary course of business and securing obligations that are not overdue by more than 30 days (or any longer grace period available under law with respect to, or under the terms of, the applicable underlying obligation), but only if such Liens do not or would not have priority over the Liens on the Collateral in favor of the Lender;

(e) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

    (f)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and statutory or contractual bankers’ liens on monies held in bank accounts, in each case in the ordinary course of business;

(g) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(j); and

    (h)        minor imperfections of title to real property and easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and the Guarantor taken as a whole;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness (as such term is defined in the Domestic Credit Agreement) (other than with respect to Liens of mortgagees under mortgage loans referred to in clause (c) above).

Prime Rate. The words “Prime Rate” mean the rate of interest per annum publicly announced from time to time by Lender as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

Proceeds. The words “Proceeds” or “proceeds” mean, when used with respect to any of the Collateral, all products and proceeds, cash and non-cash, within the meaning of the UCC and shall include the proceeds of any and all contracts, letters of credit and insurance policies.

Revolving Exposure. The words “Revolving Exposure” mean, with respect to Lender at any time, the sum of the outstanding principal amount of Lender’s Advances and its LC Exposure at such time.

Security Agreement. The words “Security Agreement” mean the security agreement(s), assignment(s), pledge agreement(s) and other agreement(s), as applicable, executed by Borrower and Guarantor in favor of Lender creating the Security Interest in the Collateral, including, without limitation, that certain Pledge and Security Agreement, dated as of February 4, 2008, executed by Borrower and Guarantor (other than Holdings) in favor of Lender, together, in each case, with all amendments, modifications and extensions thereof.

Security Interest. The words “Security Interest” mean the Liens in the Collateral granted in the Security Agreement.

Statutory Reserve Rate. The words “Statutory Reserve Rate” mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

Taxes. The word “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

Total Availability. The words “Total Availability” mean, as at any time, the sum of the Domestic Availability at such time plus the Ex-Im Availability at such time.

Type. The word “Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.

Section 1.2. Additional Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings assigned those terms in the Borrower Agreement. All accounting terms used but not defined in this Agreement or the Borrower Agreement shall be construed in accordance and conformity with GAAP applied on a consistent basis. Except as expressly provided herein, terms used herein that are defined in the UCC and are not otherwise defined in this Agreement or the Borrower Agreement shall have the meanings assigned to such terms in the UCC.

Section 1.3. Classification of Advances and Borrowings. For purposes of this Agreement, Advances may be classified and referred to by Type (e.g., a "Eurodollar Advance"). Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing").

ARTICLE IITERMS
AND CONDITIONS

Section 2.1 Advances and Letters of Credit.

a.	Subject to the provisions of this Agreement, including without limitation the satisfaction of the conditions described in Article III, Lender agrees to establish a Revolving Loan Facility and make and incur Credit Accommodations in support of the manufacture, production, purchase and sale of items and in support of Export Orders as hereinafter provided, provided the aggregate Credit Accommodation Amount outstanding at any time shall not exceed the lesser at such time of (a) the Export-Related Borrowing Base and (b) the Maximum Amount. All Disbursements hereunder shall be made in Dollars. Borrower acknowledges that (i) subject to the limits set forth in Section 2.15 of the Borrower Agreement, Indirect Exports may be included as Items, and (ii) only upon satisfaction of certain requirements and conditions as set forth in Section 2.16 of the Borrower Agreement, Export-Related Overseas Accounts Receivable and Export-Related Overseas Inventory may be included in the Export-Related Borrowing Base.

b.	Lender agrees to make advances directly to Borrower or for Borrower’s account during the Commitment Period. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Lender and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing, not later than noon, Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of a Disbursement with respect to a Letter of Credit as contemplated by Section 2.1g may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Lender of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information:

    (i)        the name of the applicable Borrower;

(ii)	the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)	the date of such Borrowing, which shall be a Business Day;

(iv)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v)	in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration.

c.	[INTENTIONALLY OMITTED]

d.	Lender agrees to issue and fund drawings made on Letters of Credit on behalf of Borrower or for Borrower’s or Holdings’ account from time to time during the Commitment Period. Standby Letters of Credit shall be issued for Borrower’s or Holdings’ account, for use as bid bonds, performance bonds or payment guarantees, which Standby Letters of Credit can be drawn upon by Buyers only if Borrower fails to perform its obligations with respect to the relevant Export Order(s). Each Disbursement to fund a drawing under a Letter of Credit shall conclusively be deemed to have been made when advanced in accordance with a draw request or instructions of an authorized Person. Each Letter of Credit will be in form and substance satisfactory to Lender and will be issued by Lender as soon as practicable following (a) Lender’s receipt of a completed Letter of Credit Application, an Export-Related Borrowing Base Certificate, a copy of the Export Order(s) with respect to which Borrower is requesting a Letter of Credit, and such other information and documentation as Lender may require, in accordance with Section 6.4; and (b) Lender’s determination that all conditions to issuing such Letter of Credit have been satisfied. Lender shall reserve from the applicable Export-Related Borrowing Base an amount equal to at least 25% of the outstanding face amount of each Letter of Credit issued hereunder. In no event shall the length of the term of any Letter of Credit be more than the shorter of (i) 12 months from the date of issuance of the Letter of Credit or (ii) the length of the Commitment Period (for this purpose the Commitment Period is deemed to end on the Final Disbursement Date). If the Loan is a Revolving Loan Facility (including a Transaction Specific Revolving Loan Facility), Lender shall not be obligated to issue during the last sixty (60) days of the Commitment Period (for this purpose the Commitment Period is deemed to end on the Final Disbursement Date) any Letter of Credit which will expire after the Final Disbursement Date unless Lender agrees in writing to an Extension or other renewal or extension of the Loan, or Ex-Im Bank’s prior written approval of the issuance of such Letter of Credit is obtained.

e.	The terms and conditions of each Letter of Credit Application delivered by Borrower and accepted by Lender hereunder, including without limitation terms related to reimbursement of amounts drawn and the payment of fees and interest, are incorporated herein by this reference; provided, however, that (a) no provisions subjecting Lender and Borrower to arbitration or other dispute resolution provisions contained in any Letter of Credit Application shall be incorporated into this Agreement or applicable to Letters of Credit issued pursuant to this Agreement, and (b) to the extent that there is any conflict between the terms and conditions of any Letter of Credit Application and this Agreement, the terms of this Agreement shall prevail, except for (i) definitions contained in any Letter of Credit Application, and (ii) any provision contained in any Letter of Credit Application which subjects the Letter of Credit issued pursuant thereto to the UCP.

f.	To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Lender) to the Lender (prior to 9:00 am, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Lender, the applicable Borrower also shall submit a letter of credit application on the Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure plus the Domestic LC Exposure shall not exceed $10,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the Maximum Amount and the Export-Related Borrowing Base.

g.	If the Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Lender an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrowers Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1b that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.

h.	The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph g of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. The Lender shall have no liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

i.	If the Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburse such LC Disbursement, at the rate per annum then applicable to ABR Advances; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph g of this Section, then Section 2.7(c) shall apply.

j.	If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Lender (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 7.1(f). Such deposit shall be held by the Lender as collateral for the payment and performance of the Borrower’s Obligations. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Lender a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied to reimburse the Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loan has been accelerated, be applied to satisfy other Borrower’s Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived.

Section 2.2 Credit Accommodations.

a.	The amount of the Credit Accommodations available to be made or incurred hereunder at any particular time from time to time shall be equal to the difference between (a) the lesser at such time of (i) the Maximum Amount, (ii) the Export-Related Borrowing Base, and (iii) Borrower’s unfunded export-related working capital needs, and (b) the Credit Accommodation Amount at such time. The Export-Related Borrowing Base shall be determined in accordance with this Agreement, the Borrower Agreement and the Export-Related Borrowing Base Certificate.

(i) Any Eligible Export-Related Account Receivable, Eligible Export-Related Overseas Account Receivable, Eligible Export-Related Inventory, or Eligible Export-Related Overseas Inventory included in the Export-Related Borrowing Base which subsequently fails to satisfy any of the applicable eligibility criteria shall immediately cease to be included in the Export-Related Borrowing Base.

(ii) Upon the final sale and shipment to Buyer of any Item of Eligible Export-Related Inventory or Eligible Export-Related Overseas Inventory, such Item shall cease to be included in the Export-Related Borrowing Base as Export-Related Inventory or Eligible Export-Related Overseas Inventory; however, the resulting Export-Related Account Receivable or Export-Related Overseas Account Receivable shall be included in the Export-Related Borrowing Base provided that it otherwise satisfies all of the eligibility criteria for Eligible Export-Related Accounts Receivable or Eligible Export-Related Overseas Accounts Receivable.

      (iii) [INTENTIONALLY OMITTED]

    b.        Notwithstanding anything contained in this Agreement to the contrary:

(i) Lender shall not at any time make or incur a Credit Accommodation under this Agreement:

(A)	after the Final Disbursement Date, except for Disbursements to fund drawings under Letters of Credit outstanding on the Final Disbursement Date made within 30 days after the expiry date of the Letter of Credit related thereto;

(B)	following the occurrence of an Event of Default hereunder;

(C)	if the Credit Accommodation has been or will be used in a manner prohibited by the Borrower Agreement; or

(D)	if no outstanding Export Order(s) exist with respect to Borrower.

(ii)

No Warranty Letters of Credit shall be issued by Lender under this Agreement without the prior written approval of Lender and Ex-Im Bank; and if such approval is obtained, any Warranty Letter of Credit so approved shall be issued only upon the satisfaction of all conditions to such issuance, including reserves from the Export-Related Borrowing Base, established by Lender and Ex-Im Bank.

c. Subject to Section 2.8, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.2f. Lender at its option may make any Eurodollar Advance by causing any domestic or foreign branch or Affiliate of Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement.

d.	At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $250,000. ABR Borrowings may be in any amount. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 6 Eurodollar Borrowings outstanding.

e.	Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

f.	Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing and the Advances comprising each such portion shall be considered a separate Borrowing.

g.	To make an election pursuant to Section f above, the Borrower Representative shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.1b if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Lender and signed by the Borrower Representative.

h.	Each telephonic and written Interest Election Request shall specify the following information:

(i)	the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)	if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

i.	Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

j.	If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.3 Payment and Prepayment of Borrower’s Obligations.

(a)	Borrower’s Obligations shall be paid (and may be prepaid) in accordance with the provisions of this Agreement and the Borrower Agreement. Unless sooner due and payable or paid pursuant to the other provisions of this Agreement and the Borrower Agreement, Borrower shall pay to Lender in full on the Maturity Date all outstanding Borrower’s Obligations, including, without limitation, the aggregate principal amount of all Disbursements then outstanding and all accrued but unpaid interest, together with all other applicable fees, costs and charges, if any, not yet paid. If the Loan is a Revolving Loan Facility, Disbursements made to Borrower or for Borrower’s account and repaid by Borrower during the Commitment Period shall be available on a continuous basis until the Final Disbursement Date to fund Credit Accommodations made or incurred under the Loan in accordance with the terms of this Agreement and the Borrower Agreement.

(b)	In accordance with the Borrower Agreement, Borrower shall provide additional Collateral or make additional payment(s) to Lender as necessary to be in compliance with Sections 2.10 (a), (c) and (d) of the Borrower Agreement.

(c)	The Lender shall maintain accounts in which it shall record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period applicable thereto and (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to Lender hereunder.

(d)	The entries made in the accounts maintained pursuant to paragraph (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Advances in accordance with the terms of this Agreement.

(e)	Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to Lender a promissory note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.4 Application of Payments. All payments made by or received from Borrower or for Borrower’s account in respect of Borrower’s Obligations (including prepayments by Borrower and Proceeds of Collateral received by Lender) shall be applied by Lender first to the payment of accrued and unpaid interest, second to the payment of the principal amount of Borrower’s Obligations then outstanding, and third to any unpaid costs, fees and expenses due under this Agreement and the other Financing Documents.

Section 2.5 Reliance by Lender on Communications and Authorizations from Borrower. In making or incurring any Credit Accommodation pursuant to this Agreement and the other Financing Documents, Lender shall be authorized to rely on any Export-Related Borrowing Base Certificate, Letter of Credit Application, or other information, documentation, notice or communication which appears to have been executed and delivered by any of the authorized representatives of Borrower who are designated in the general certificate delivered by Borrower to Lender. In the event that the Person(s) authorized to execute and deliver such documents or to take action hereunder on behalf of Borrower become(s) unavailable or unable to do so, Borrower promptly shall appoint one or more successor representative(s) and shall furnish Lender with a certificate satisfactory to Lender which shall contain a copy of the resolutions or other actions taken by Borrower to authorize such appointment(s) and the specimen signature of each Person so appointed to act on behalf of Borrower pursuant to this Agreement.

Section 2.6 Fees. (a)  The Borrowers agree to pay to the Lender a commitment fee, which shall accrue at the per annum rate of 0.20% on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the Maturity Date. Accrued commitment fees shall be payable in arrears on the first day of each calendar month and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

     (b)       The Borrowers agree to pay (i) to the Lender an LC fee with respect to Letters of Credit, which shall accrue at the Applicable Rate on the average daily amount of Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the Commitment terminates and the date on which Lender ceases to have any LC Exposure, and (ii) to the Lender a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the Commitment terminates and the date on which there ceases to be any LC Exposure, as well as the Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitment terminates and any such fees accruing after the date on which the Commitment terminates shall be payable on demand. Any other fees payable to the Lender pursuant to this paragraph shall be payable within 10 days after demand. All LC fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

     (c)      The Borrowers agree to pay to the Lender, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Lender.

     (d)       All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

Section 2.7 Interest. (a) The Advances comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

     (b)      The Advances comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

     (c)       Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Lender may, at its option, by notice to the Borrower Representative, declare that (i) all Advances shall bear interest at 2% plus the rate otherwise applicable to such Advances as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

     (d)       Accrued interest on each Advance (for ABR Advances, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Advances and upon the termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Advance (other than a prepayment of an ABR Advance prior to the end of the Commitment Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

     (f)       All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.8 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

  (a)        the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

  (b)        the Lender determines (which determination shall be conclusive absent manifest error) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining their Advances (or its Advance) included in such Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower Representative by telephone or facsimile as promptly as practicable thereafter and, until the Lender notifies the Borrower Representative that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.9 Increased Costs. (a) If any Change in Law shall:

    (i)        impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Advances made by Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance) or to increase the cost to Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

  (b)        If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by, or Letters of Credit held by, Lender, or the Letters of Credit issued by the Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

  (c)        A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

  (d)        Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.10 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Advance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Advance other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Advance on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked hereunder and is revoked in accordance herewith), then, in any such event, the Borrowers shall compensate Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Advance, such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Advance had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing or any other term hereof, so long as no Event of Default shall exist, the Borrowers shall not be required to make any prepayment of a Eurodollar Advance pursuant to Sections 2.3 or 2.4 until the last day of the applicable interest period so long as an amount equal to such prepayment is deposited by the Borrowers into a cash collateral account with the Administrative Agent and applied to such prepayment on the last day of such Interest Period.

Section 2.11 Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

    (b)        In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

    (c)        The Borrowers shall jointly and severally indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by Lender shall be conclusive absent manifest error.

    (d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrower Representative shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

    (e)        If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

Section 2.12 Payments Generally. (a) The Borrowers shall make each payment required to be made by them hereunder prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at 120 South LaSalle Street, Chicago, Illinois. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Borrower’s Obligations, on the Business Day after receipt, subject to actual collection.

(b)     At the election of the Lender, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses, and other sums payable under the Financing Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant hereto or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Lender. Each Borrower hereby irrevocably authorizes (i) the Lender to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Financing Documents and agrees that all such amounts charged shall constitute Advances and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.1b, as applicable and (ii) the Lender to charge any deposit account of any Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Financing Documents.

Section 2.13 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Borrower’s Obligations, the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Borrower’s Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender. The provisions of this Section 2.13 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.13 shall survive the termination of this Agreement.

ARTICLE IIICONDITIONS
PRECEDENT AND SUBSEQUENT

Section 3.1 Conditions Precedent. The obligation of Lender to make or incur any Credit Accommodation in each case is subject to satisfaction of the following conditions precedent, with all documents, instruments, opinions, reports, and other items required under this Agreement to be in form and substance satisfactory to Lender:

(a)	Lender shall have received evidence that this Agreement and all other Financing Documents have been duly authorized, executed, and delivered by the parties thereto and shall be and remain valid and enforceable.

(b)	To the extent not previously received by Lender, Lender shall have received (i) a general certificate of the Secretary of Borrower, dated no later than the date of the execution and delivery of this Agreement, (A) certifying the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Financing Documents to which it is a party, (B) identifying by name and title and bear the signatures of the officers of the Borrower authorized to sign the Financing Documents to which it is a party, and (C) containing appropriate attachments, including the certificate or articles of incorporation or organization of each Borrower certified by the relevant authority of the jurisdiction of organization of such Borrower and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Borrower from its jurisdiction of organization.

(c)	Lender shall have received satisfactory evidence that the insurance which Borrower is required to maintain pursuant to this Agreement is in full force and effect.

(d)	Borrower shall have paid all of the fees, costs and expenses which are due and payable under this Agreement and any other Financing Document.

(e)	Ex-Im Bank shall have acknowledged receipt of the Fast Track Loan Authorization Agreement to Lender to effect the coverage of Borrower’s Obligations under the Ex-Im Bank Guarantee and Lender shall have provided a copy of the fully executed Fast Track Loan Authorization Agreement to Borrower.

(f)	All conditions set forth in the Fast Track Loan Authorization Agreement that were to be satisfied as of the date of Lender’s making or incurring the requested Credit Accommodation shall have been satisfied, and Lender otherwise shall be permitted under the Ex-Im Bank Guarantee to make and incur Credit Accommodations hereunder.

(g)	All legal matters incident to the Loan and all documents necessary in the opinion of Lender to the making or incurring of Credit Accommodations shall be satisfactory in all respects to counsel for Lender.

(h)	All Liens, including the Security Interest, in and upon the Collateral shall have been duly authorized, created and perfected, (i) with first priority, with respect to the Collateral described in Section 6(A) of the Fast Track Loan Authorization Agreement, and (ii) with the priorities set forth in Sections 6(E) and (F) of the Fast Track Loan Authorization Agreement with respect to other Collateral, in each case subject only to Permitted Liens, and shall be and remain valid and enforceable.

(i)	Lender, at its option and for its sole benefit, shall have conducted an audit of Borrower’s Export-Related Collateral, books, records, and operations, and Lender shall be satisfied as to their condition.

(j)	Lender shall have received a completed and executed Export-Related Borrowing Base Certificate and any other information and documentation that Lender may require, in accordance with Section 6.4.

(k)	(i) Borrower shall have complied with, and shall then be in compliance with, all the terms, covenants, and conditions of this Agreement, the Borrower Agreement, the Fast Track Borrower Agreement Supplement, and all other Financing Documents which are binding upon it, (ii) there shall exist no Event of Default under this Agreement, and (iii) all representations and warranties of Borrower contained in this Agreement and all other Financing Documents shall be true and correct in all material respects.

(l)	Borrower shall have complied with, and shall then be in compliance with, all the terms, covenants, and conditions of any other agreement now existing or hereafter arising between Lender and Borrower, and there shall exist no default or event of default thereunder, and all representations and warranties of Borrower contained in therein shall be true and correct.

(m)	All conditions set forth in Sections 4.01 and 4.02 of the Domestic Credit Agreement shall have been satisfied.

Section 3.2 Condition Subsequent. The obligation of Lender to make or incur any Credit Accommodation hereunder is conditioned upon Lender’s receipt at Borrower’s expense of a post closing lien search confirming that all UCC financing statements and other documents necessary to perfect the Liens in the Collateral in favor of Lender in the priorities required hereunder have been filed among all appropriate records.

ARTICLE IV

SECURITY

Section 4.1 Collateral. To secure payment and performance of all Borrower’s Obligations, Borrower shall grant to Lender valid, enforceable and duly perfected Liens, including the Security Interest, in all Collateral. The Liens shall be of first priority with respect to the Collateral described in Section 6(A) of the Fast Track Loan Authorization Agreement, and the Liens shall have the priorities set forth in Sections 6(E) and (F) of the Fast Track Loan Authorization Agreement with respect to the other Collateral, in each case subject only to Permitted Liens. Borrower agrees that Lender shall have in respect of all Collateral that is subject to the UCC all of the rights and remedies of a secured party under the UCC in all states in which any portion of the Collateral may be located, as well as those provided in this Agreement.

Section 4.2 Perfection of Security Interest. Borrower agrees to execute such documents and to take whatever other actions are requested by Lender to perfect and continue Lender’s Liens upon the Collateral. Borrower hereby appoints Lender as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue its Liens upon the Collateral. Borrower will reimburse Lender for all expenses for the perfection, termination, and the continuation of the perfection of Lender’s Liens upon the Collateral. Borrower will promptly notify Lender of any change in Borrower’s name including any change to the assumed business names of Borrower. Borrower also will promptly notify Lender of any change in Borrower’s federal tax identification number, or any change in Borrower’s location as defined in the UCC. Lender’s Security Interest in any Export-Related Accounts Receivable, Export-Related Overseas Accounts Receivable and Export-Related General Intangibles shall be further perfected by Borrower’s execution and delivery to Lender of any instruments, the giving of any notices and the taking of any additional steps that may be required under foreign law in order to ensure the effectiveness of the assignment of such Export-Related Accounts Receivable, Export-Related Overseas Accounts Receivable and Export-Related General Intangibles against the Buyer.

Section 4.3 Collateral Records and Reports. Borrower does now, and at all times hereafter shall keep, correct and accurate books and records of the Collateral, all of which books and records shall be available to Lender or Lender’s representative upon demand for inspection and copying at any reasonable time. For Revolving Loan Facilities, if Lender elects in its sole discretion to make Credit Accommodations based upon summaries of Export Orders, then at least once each quarter, Lender shall review a sampling selected by Lender of those Export Orders representing at least 10% of the aggregate Dollar volume of Export Orders and 10% of the number of Export Orders supporting Credit Accommodations made or incurred during the past quarter. Specifically with respect to Export-Related Collateral, Borrower agrees to keep and maintain such books and records as Lender may require, including, without limitation, (i) information concerning the eligibility of Export-Related Collateral for Export-Related Borrowing Base purposes, (ii) Export-Related Accounts Receivable and Export-Related Overseas Accounts Receivable balances and number of days outstanding, and (iii) descriptions and itemizations of the kind, type, quality, and quantity of Export-Related Inventory and Export-Related Overseas Inventory, Inventory costs and selling prices, and records of daily withdrawals and additions to Export-Related Inventory and Export-Related Overseas Inventory. With respect to Section 2.05 of the Borrower Agreement as modified by the Fast Track Borrower Agreement Supplement, each Inventory schedule shall include the location of each Item of Inventory, and each Accounts Receivable Aging Report shall include the customer name, Dollar amount due and number of days outstanding for each Export-Related Accounts Receivable and Export-Related Overseas Accounts Receivable. If all invoices have not been previously delivered to Lender along with Export-Related Borrowing Base Certificates, Lender shall, at least once each quarter, review a sampling selected by Lender of those invoices representing at least ten percent (10%) of the aggregate Dollar volume of Accounts Receivables and ten percent (10%) of the number of invoices supporting Credit Accommodations made during the past quarter.

Section 4.4 Assignment of Letter of Credit Proceeds.

In the event that Borrower wishes to include Export-Related Account Receivable, Export-Related Overseas Account Receivable, Export-Related Inventory, or Export-Related Overseas Inventory from a Person that is formed or located in a country that is listed on the Country Limitation Schedule and for which Ex-Im Bank requires (as noted in the then-current Country Limitation Schedule) that an assignment of letter of credit proceeds be obtained in order to include the Export-Related Account Receivable, Export-Related Overseas Account Receivable, Export-Related Inventory, or Export-Related Overseas Inventory in respect of such Person in the Export-Related Borrowing Base, then, before such Export-Related Account Receivable, Export-Related Overseas Account Receivable, Export-Related Inventory, or Export-Related Overseas Inventory are included in the Export-Related Borrowing Base, Borrower shall comply with the following clauses (a)-(d) in respect of any Commercial Letters of Credit:

(a)	Without limiting Borrower’s obligations under the Security Agreement, Borrower shall require that such Commercial Letter of Credit issued for its benefit with respect to any Export-Related Account Receivable, Export-Related Overseas Account Receivable, Export-Related Inventory, or Export-Related Overseas Inventory shall provide that the issuer consents to the assignment of the proceeds of the letter of credit to Lender, and that one of the required documents for the first payment under such Commercial Letter of Credit shall be a copy of an assignment of proceeds executed by Borrower as beneficiary of such Commercial Letter of Credit in favor of Lender, which assignment shall be for the face amount of the Commercial Letter of Credit and shall be made directly to Lender’s account.

(b)	Borrower shall take all necessary and advisable steps to ensure that each Commercial Letter of Credit described in paragraph (a) above will either (i) be delivered to the paying or confirming bank and that said paying or confirming bank shall be authorized to retain the Commercial Letter of Credit on behalf of Lender as the assignee of the proceeds thereof, or (ii) be retained by Borrower, if no paying or confirming bank has been designated.

(c)	In order to perfect Lender’s assignment of the proceeds of such Commercial Letters of Credit issued for Borrower’s benefit, Borrower agrees to act as the agent of Lender for the purposes of (i) accepting delivery of all such Commercial Letters of Credit, and (ii) holding such Commercial Letters of Credit for the benefit of Lender until such time as the Commercial Letters of Credit are delivered to the paying or confirming bank in accordance with paragraph (b) above.

(d)	In the event that Borrower is unable to obtain the consent and assignment of such Commercial Letter of Credit proceeds in accordance with paragraph (a) above, Borrower shall be required to arrange in writing (with a copy to Lender) with the account party under such Commercial Letter of Credit that the issuer of said Commercial Letter of Credit include therein a provision to the effect that payment thereunder shall be negotiated only at Lender’s counters or, alternatively, that payment shall be made only to Lender’s account.

Section 4.5 Assignment of Foreign Credit Insurance Policy Proceeds and Buyer/Supplier Financing. In the event that Borrower wishes to include Export-Related Account Receivable, Export-Related Overseas Account Receivable, Export-Related Inventory, or Export-Related Overseas Inventory from a Buyer that is formed or located in a country that is listed on the Country Limitation Schedule and for which Ex-Im Bank requires (as noted in the then-current Country Limitation Schedule) that an assignment of foreign credit insurance policy proceeds or of any financing obtained by Borrower for the benefit of a Buyer be obtained in order to include the Export-Related Account Receivable, Export-Related Overseas Account Receivable, Export-Related Inventory, or Export-Related Overseas Inventory in respect of such Buyer in the Export-Related Borrowing Base, then, before such Export-Related Account Receivable, Export-Related Overseas Account Receivable, Export-Related Inventory, or Export-Related Overseas Inventory are included in the Export-Related Borrowing Base, Borrower shall, simultaneously with the inclusion thereof in the Export-Related Borrowing Base, at any time prior to the payment and performance in full of Borrower’s Obligations, assign to Lender the proceeds of such foreign credit insurance policies maintained by Borrower and any financing obtained by Borrower for the benefit of such Buyer, including, without limitation, any financing the repayment of which is guaranteed or insured by Ex-Im Bank, such assignment to provide for payment to be made directly into Borrower’s account with Lender or to Lender.

Section 4.6 Loss of Collateral. Lender shall not be liable for the loss of any Collateral in its possession, nor shall such loss diminish Borrower’s Obligations.

ARTICLE VREPRESENTATIONS
AND WARRANTIES

Borrower represents and warrants the following to Lender and Ex-Im Bank, as of the Effective Date, as of the date each Credit Accommodation is made or incurred hereunder, as of the date of any Extension or any other renewal, extension or modification of the Loan, and at all times any of Borrower’s Obligations are outstanding, and it is the affirmative obligation of Borrower to notify Lender in writing promptly, but in any event within five (5) Business Days, of any occurrence, circumstance or fact which would affect its ability to make the representations and warranties contained herein:

Section 5.1 Organization. Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Authorization. The execution, delivery, and performance of this Agreement and all other Financing Documents to which Borrower is a party have been duly authorized by all necessary action by Borrower; do not require the consent or approval of any other Person; and do not conflict with, result in a violation of, or constitute a default under (a) any provision of its certificate or articles of incorporation or organization, or bylaws, or partnership, limited liability or operating agreement, or (b) any other agreement or instrument binding upon Borrower, the violation or default under which could reasonably be expected to have a Material Adverse Effect, or (c) any law, governmental regulation, court decree, or order applicable to Borrower. Borrower has all requisite power and authority to execute and deliver this Agreement and all other Financing Documents to which Borrower is a party.

Section 5.3 Financial Information. Each financial statement of Borrower supplied to Lender presents fairly in all material respects the financial position and results of operations and cash flows of Borrower and its consolidated subsidiaries as of the date of the statement and in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes in non-annual financial statements), and there has been no change in Borrower’s financial condition subsequent to the date of the most recent financial statement supplied to Lender, which has had or could reasonably be expected to have a Material Adverse Effect. Borrower has no material contingent obligations except as disclosed in such financial statements.

Section 5.4 Legal Effect. This Agreement and all other Financing Documents to which Borrower is a party constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.5 Properties. Borrower is the owner of, and has good title to, all of Borrower’s owned properties free and clear of all security interests except for liens and security interests permitted under the Section 6.02 of the Domestic Credit Agreement, and has not executed any security documents or financing statements relating to such properties. Title to all of Borrower’s properties are in Borrower’s legal name, and Borrower has not used, or filed a UCC financing statement under, any other name, except for those indicated in the charter documents provided to the Lender, for at least the last six (6) years.

Section 5.6 Compliance. Except as disclosed to and acknowledged by Lender in writing, (a) Borrower is conducting Borrower’s businesses in material compliance with all applicable federal, state and local laws, statutes, ordinances, rules, regulations, orders, determinations and court decisions, including, without limitation, those pertaining to health or environmental matters, and (b) Borrower otherwise does not have any contingent liability in connection with the release into the environment, disposal or the improper storage of any toxic or hazardous substance or solid waste, in each case, which has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.7 Licenses. All necessary licenses, permits and authorizations required for the exporting of the Export-Related Inventory and Export-Related Overseas Inventory have been or will be timely obtained by Borrower, and to the best of Borrower’s knowledge, all required necessary licenses, permits and authorizations have been or will be timely obtained by each importer.

Section 5.8 Performance. Borrower has an operating history of at least one year. Borrower has sufficient financial resources with which to perform its Export Orders and to pay any costs of completing its Export Orders which are not paid from the proceeds of the Loan.

Section 5.9 Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or, to the Borrower’s knowledge, threatened, and no other event has occurred which has had or could reasonably be expected to have a Material Adverse Effect other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing. Lender acknowledges that certain litigation has been disclosed pursuant to the Domestic Credit Agreement.

Section 5.10 Taxes. All federal income and other material tax returns and reports of Borrower that are or were required to be filed have been filed in a timely manner, and all taxes, assessments and other governmental charges have been paid in full, except those which are presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

Section 5.11 Lien Priority. Unless otherwise previously disclosed to and approved by Lender in writing, Borrower has not entered into any security agreements, granted a Lien or permitted the filing or attachment of any Lien (other than Permitted Liens) on or affecting any of the Collateral, except in favor of Lender or as permitted under Section 6.02 of the Domestic Credit Agreement.

Section 5.12 Use of Proceeds. Borrower shall not use any Loan proceeds for the purchasing or carrying of “margin stock” as defined in Regulation U issued by the Board of Governors of the Federal Reserve System.

Section 5.13 Employee Benefit Plans. Each employee benefit plan as to which Borrower may have any liability complies in all material respects with all applicable requirements of law and regulations, and no Reportable Event nor Prohibited Transaction (as defined in ERISA) has occurred with respect to any such plan that could reasonably be expected to result in a Material Adverse Effect.

Section 5.14 Location of Borrower’s Offices and Records. Borrower’s place of business, or Borrower’s chief executive office if Borrower has more than one place of business, is located at the address for notices to Borrower set forth in Section 9.3. Unless Borrower has notified Lender and Lender has acknowledged in writing to the contrary, said address is also the location of Borrower’s books and records concerning the Collateral.

Section 5.15 Information. All information heretofore or contemporaneously herewith furnished by Borrower to Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances; provided that, with respect to projected financial information, Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered.

Section 5.16 Export-Related Accounts Receivable. (a) All Export-Related Accounts Receivable and Export-Related Overseas Accounts Receivable represented by Borrower in an Export-Related Borrowing Base Certificate to constitute Eligible Export-Related Accounts Receivable and Eligible Export-Related Overseas Accounts Receivable satisfy all relevant eligibility criteria as of the date of such Export-Related Borrowing Base Certificate (subject to the discretion of the Lender and Ex-Im Bank); (b) all Export-Related Receivables and Export-Related Overseas Accounts Receivable information contained in Export-Related Borrowing Base Certificates and related reports delivered to Lender will be true and correct as of the date of such Export-Related Borrowing Base Certificate, subject to immaterial variance; and (c) Lender shall have the right at any time during normal business hours and at Borrower’s expense to confirm with Buyers the accuracy of such Export-Related Accounts Receivable and Export-Related Overseas Accounts Receivable information.

Section 5.17 Export-Related Inventory and Other Assets. (a) All Export-Related Inventory and Export-Related Overseas Inventory represented by Borrower in an Export-Related Borrowing Base Certificate to constitute Eligible Export-Related Inventory and Eligible Export-Related Overseas Inventory satisfies all relevant eligibility criteria as of the date of such Export-Related Borrowing Base Certificate (subject to the discretion of the Lender and Ex-Im Bank); (b) all information regarding Export-Related Inventory and Export-Related Overseas Inventory and Other Assets (if any) contained in Export-Related Borrowing Base Certificates and related schedules delivered to Lender will be true and correct as of the date of such Export-Related Borrowing Base Certificate, subject to immaterial variance; (c) the Export-Related Inventory Value, Export-Related Overseas Inventory Value and the Other Assets Value (if any) will be determined in the manner set forth in their respective definition in the Borrower Agreement; (d) except as agreed to the contrary by Lender in writing, all Eligible Export-Related Inventory and Eligible Export-Related Overseas Inventory and Other Assets are now and at all times hereafter will be in Borrower’s physical possession; (e) all Eligible Export-Related Inventory and Eligible Export-Related Overseas Inventory are now and at all times hereafter will be of good and merchantable quality, free from defects; (f) no Eligible Export-Related Inventory or Eligible Export-Related Overseas Inventory is now and none at any time hereafter will be stored with a processor, bailee, warehouseman, or similar party without Lender’s prior written consent; and (g) Lender and Ex-Im Bank shall have the right at any time during normal business hours and at Borrower’s expense to check and test Export-Related Inventory and Export-Related Overseas Inventory and Other Assets (if any) as to quality, value, and condition.

Section 5.18 Holdings. Holdings and, in the case of United Solar Ovonic LLC, United Solar Ovonic Corporation, is/are the only Person(s) owning or otherwise controlling more than 20% of the voting share capital (or equivalent right of ownership) of Borrower, or having the power to direct Borrower’s policies and/or management whether by contract or otherwise.

Borrower understands and agrees that Lender, without independent investigation, is relying upon the above representations and warranties in extending the Loan to Borrower. Borrower further agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect as long as any of Borrower’s Obligations remain outstanding. Borrower shall promptly notify Lender and Ex-Im Bank in writing of any facts which would materially and adversely affect its ability to make any of the above representations and warranties.

ARTICLE VIAFFIRMATIVE
COVENANTS

Borrower covenants and agrees with Lender that, while this Agreement is in effect and until all of Borrower’s Obligations are fully paid and performed, Borrower shall:

Section 6.1 Financial Records. To the extent not otherwise required under the Domestic Credit Agreement, furnish to Lender the financial statements of Borrower and each Guarantor deliverable pursuant to the Fast Track Loan Authorization Agreement by the dates set forth therein.

Section 6.2 Inspections. Permit the Lender or its designee to inspect and copy the Borrower’s business records, to discuss Borrower’s business, operations, and financial condition with Borrower’s officers, employees and accountants, to perform audits, appraisals or other inspections of any Collateral including records and documents pertaining to Collateral, and to inspect the Borrower’s business operations and sites, as frequently as may be required by Ex-Im Bank and more frequently as may be required by Lender, at such times and at such intervals as the Lender may require. In this connection, Borrower acknowledges that Lender is required by Ex-Im Bank to perform (or contract to perform) an inspection and audit of Borrower and the Collateral but in no event less than every six months; provided, however, that with respect to field audits, notwithstanding the foregoing or anything to the contrary set forth in any Financing Document, the Lender shall conduct, in total (inclusive of field audits conducted pursuant to the Domestic Credit Agreement), no more than two (2) such field audits per calendar year unless the Aggregate Liquidity shall at any time fall below $15,000,000, in which case the Lender may conduct up to three (3) such field audits in total in a calendar year; and provided, further, that if an Event of Default shall have occurred and is continuing, there shall be no limitation on the number of field audits the Lender may conduct in any calendar year. An inspection and/or audit shall address, without limitation, the matters set forth in Section 6 of the Fast Track Borrower Agreement Supplement modifying Section 2.12 (b) of the Borrower Agreement. After receiving Lender’s invoice(s) thereof, the Borrower shall promptly compensate the Lender for all costs and expenses associated with any inspections and/or audits (including in-house costs and expenses charged within the Lender for such inspections and audits).

Section 6.3 Performance. Borrower shall perform and comply with all terms, conditions, and provisions set forth in this Agreement and in the other Financing Documents in a timely manner, and promptly notify Lender (including, without limitation, providing such notice of events as is required pursuant to the Borrower Agreement) of the occurrence of any event which constitutes or may constitute an Event of Default under this Agreement or a default under any of the other Financing Documents. Borrower shall perform and comply with all terms in all Export Orders (including, without limitation, the delivery of the goods required thereby free and clear of defects and prior to the deadline specified therein) in the ordinary course of business and consistent with past practices, and promptly notify Lender of any event which constitutes or may constitute a default under any of the material Export Orders. Borrower shall, in the ordinary course of business and consistent with past practice, take all actions necessary to entitle Borrower to receive any payments due under all Export Orders, including, without limitation, the timely drawing of drafts under any letters of credit issued for the benefit of Borrower in connection therewith and the timely presentation of any claims under any insurance policy issued by, or financing guaranteed by, Ex-Im Bank or any other insurer or guarantor.

Section 6.4 Export-Related Borrowing Base Certificates, etc. Borrower shall deliver to Lender Export-Related Borrowing Base Certificates, Export Orders, written summaries of Export Orders, Inventory Schedules, Accounts Receivable Aging Reports, and other information, reports, contracts, invoices and other data concerning the Collateral, in accordance with Sections 2.04 and 2.05 of the Borrower Agreement, as modified by the Fast Track Borrower Agreement Supplement, including as may be instructed or requested by Lender from time to time; provided, however, that, in the event that, subsequent to the Effective Date, the Ex-Im Bank shall have issued a waiver of Sections 2.04 and 2.05 of the Borrower Agreement, as modified by the Fast Track Borrower Agreement Supplement, then notwithstanding Sections 2.04 and 2.05 of the Borrower Agreement, as modified by the Fast Track Borrower Agreement Supplement, or anything to the contrary set forth in any other Financing Document, the Borrower shall deliver to Lender, as soon as available but in any event within 20 days after the end of each calendar month, and at such other times as may be requested by the Lender, as of the period then ended, an Export-Related Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Export-Related Borrowing Base as the Lender may request; and provided further, that in the event that the unpaid principal balance of the Loan and LC Exposure are each $0 as of the end of a calendar month, then Borrowers shall be required to deliver a Borrowing Base Certificate (and supporting information in connection therewith, together with any additional reports with respect to the Export-Related Borrowing Base as the Lender may reasonably request) to the Lender as soon as available but in any event within 30 days of the end of such calendar month; and provided further, that, if the foregoing proviso shall be applicable with respect to any calendar month, in the event that Borrowers shall request an Advance on or after the 20th day occurring after the end of such calendar month, then the Borrowers shall deliver an Export-Related Borrowing Base Certificate (and supporting information in connection therewith, together with any additional reports with respect to the Export-Related Borrowing Base as the Lender may reasonably request) to the Lender simultaneously with such request for an Advance; and provided, further, that in the event that the Aggregate Liquidity shall at any time fall below $15,000,000 and shall remain below $15,000,000 for a period of sixty (60) days, then, after the expiration of such sixty (60) day period, the Borrower shall be required to deliver to Lender Export-Related Borrowing Base Certificates and such supporting information and additional reports as soon as available but in any event within 3 Business Days after the end of each calendar week, and at such other times as may be requested by the Lender, as of the period then ended.

Section 6.5 Domestic Credit Agreement. Perform and observe all of the covenants set forth in the “Affirmative Covenants” and “Negative Covenants” sections of the Domestic Credit Agreement (all of such covenants, together with all defined terms from the Domestic Credit Agreement used in such covenants, being collectively referred to as the “Incorporated Covenants”), all of which Incorporated Covenants are hereby incorporated by reference herein; provided, however, that if the Domestic Credit Agreement ceases to be valid and enforceable due to the satisfaction of all indebtedness and the expiration of all commitments governed thereby, Borrower shall continue to perform and observe all of the Incorporated Covenants as set forth in the Domestic Credit Agreement as it existed immediately before it ceased to be valid and enforceable. If there is any conflict between or among any Incorporated Covenants, the covenants and agreements of this Agreement, or the covenants and agreements of the Borrower Agreement and the Fast Track Borrower Agreement Supplement, the most stringent provision with respect to Borrower and/or Guarantor shall prevail and be controlling.

ARTICLE VII

DEFAULT/REMEDIES

Section 7.1 Events of Default. Each of the following shall constitute an Event of Default under thisAgreement:

(a)

Failure of Borrower to make any payment when due on any of Borrower’s Obligations, including without limitation, any mandatory prepayments of Borrower’s Obligations from the Proceeds of or comprising Export-Related Accounts Receivable and Export-Related Inventory;

(b)

Failure of Borrower or any Guarantor to comply with or to perform when due any other term, obligation, covenant or condition contained in this Agreement, the Borrower Agreement or in any other Financing Document (other than those which constitute a default under another subsection of this Section 7.1) and such failure shall continue unremedied (i) beyond any period of grace therein provided (and in the case of the Incorporated Covenants, the grace periods, if any, shall be the same as those provided in the Domestic Credit Agreement) or (ii) if no grace period is provided therein, for a period of (y) 7 days after the earlier of any Borrower’s or Guarantor’s knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions relating to reporting requirements or the delivery of notices or other items under this Agreement, the Borrower Agreement or such other Financing Document or (z) 20 days after the earlier of any Borrower’s or Guarantor’s knowledge of such breach or notice thereof from the Lender if such breach relates to any other terms or provisions of this Agreement, the Borrower Agreement or such other Financing Document; provided, however, that if no period of grace is provided in this Agreement, the Borrower Agreement or such other Financing Document with respect to defaults, events of default or breaches relating to the payment of money or to negative covenants, then the foregoing clause (ii) shall not apply to any such default, event of default or breach;

(c)

Failure of Borrower or any Guarantor to pay when due, at stated maturity or otherwise, any amount payable to Lender under any loan(s) or other credit accommodation not guaranteed by Ex-Im Bank that have been extended by Lender to Borrower or such Guarantor;

(d)

The occurrence of any Default or Event of Default as such terms are defined in the Domestic Credit Agreement or in any of the Loan Documents (as defined in the Domestic Credit Agreement); provided that an Event of Default under this clause (d) shall be deemed automatically cured upon a cure of the Default or Event of Default under the Domestic Credit Agreement or other applicable Loan Document (as defined in the Domestic Credit Agreement) (but such deemed cure shall not affect any other Event of Default that has occurred and is continuing under this Agreement);

(e)

Borrower fails either to (i) furnish additional Collateral to Lender as security for the Loan, in form and amount satisfactory to Lender and Ex-Im Bank as may be required by the terms of the Financing Documents, or (ii) pay to Lender an amount equal to the difference between the aggregate outstanding amount of Disbursements and the Export-Related Borrowing Base in the event the aggregate outstanding amount of Disbursements exceeds the Export-Related Borrowing Base;

(f)

Borrower or any Guarantor (i) applies for, consents to or suffers the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property or calls a meeting of its creditors, (ii) admits in writing its inability, or is generally unable, to pay its debts as they become due or ceases operations of its present business, (iii) makes a general assignment for the benefit of creditors, (iv) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) is adjudicated as bankrupt or insolvent, (vi) files a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesces to, or fails to have dismissed within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) takes any action for the purpose of effecting any of the foregoing;

(g)

Any Lien in any of the Collateral, granted or intended by the Financing Documents to be granted to Lender, ceases to be a valid, enforceable, perfected, first priority Lien (or a lesser priority if expressly permitted pursuant to Section 6 of the Fast Track Loan Authorization Agreement) subject only to Permitted Liens;

(h)	Any material provision of any Financing Document for any reason ceases to be valid, binding and enforceable against Borrower or any Guarantor in accordance with its terms;

(i)

The issuance of any levy, assessment, attachment, seizure or Lien, other than a Permitted Lien or a Lien permitted by Section 6.02 of the Domestic Credit Agreement, against any of the Collateral which is not stayed or lifted within thirty (30) calendar days, unless sufficient cash reserves are established;

(j)

(i) one or more judgments for the payment of money (y) in the case of Holdings, that could reasonably be expected to result in a Material Adverse Effect shall be rendered against Holdings and shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings to enforce any such judgment, or (z) in the case of the Borrowers and any other Guarantor, in an aggregate amount in excess of $500,000 shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Guarantor (other than Holdings) to enforce any such judgment, or (ii) any Borrower or any Guarantor shall fail within 45 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(k)	Any breach or default occurs under any Guaranty, or any Guaranty is terminated, or any obligation to perform thereunder is terminated, or any Guarantor attempts to revoke any Guaranty;

(l)

Any default or event of default other than those described above occurs under any of the Financing Documents which causes the obligations thereunder or a portion thereof to become due prior to its stated maturity or prior to the regularly scheduled dates of payment;

(m)	The Ex-Im Bank Guarantee ceases to be in effect for any reason whatsoever without Lender’s prior written consent, including, without limitation, Borrower’s failure to pay all fees due Ex-Im Bank,

(n)

Any material delay occurs in Borrower’s performance of its obligations under any Export Order outside of the ordinary course of business consistent with past practices, unless such delay is due to a force majeure and Borrower is able to satisfy Lender that the delay will not cause a default under the applicable Export Order or diminish the Buyer’s payment obligation thereunder;

(o)

The Domestic Revolving Credit Facility has been terminated or ceases to be in full force and effect for any reason other than in connection with voluntary terminations and/or voluntary reductions of commitments by the Borrower to the extent permitted under and in accordance with Section 2.09 of the Domestic Credit Agreement.

(p)

The Borrower or Guarantor fails to comply with the terms of the Domestic Revolving Credit Facility subject to any applicable cure periods; provided that an Event of Default under this clause (p) shall be deemed automatically cured upon a cure of the Default or Event of Default under the Domestic Credit Agreement or other applicable Loan Document (as defined in the Domestic Credit Agreement) caused by such failure to comply (but such deemed cure shall not affect any other Event of Default that has occurred and is continuing under this Agreement).

Section 7.2 Effect of an Event of Default. If any Event of Default shall occur, and unless such Event of Default shall be cured to the satisfaction of Lender and Ex-Im Bank, Lender may, at its option, without further notice or demand, in addition to the rights and remedies provided by any law or agreement, (a) accelerate the Commitment Termination Date, whereupon the Commitment shall terminate as of the accelerated Commitment Termination Date, (b) terminate all other commitments and obligations of Lender to make loans or other credit accommodations to Borrower, if any; (c) declare the Loan and any other indebtedness of Borrower (contingent or otherwise) to Lender immediately due and payable; (d) refuse to make or incur any additional Credit Accommodations under this Agreement; (e) assemble, sell, lease, buy, transfer or otherwise dispose of the Collateral or the Proceeds thereof; and (f) exercise all the rights and remedies provided in this Agreement or in any of the other Financing Documents or available at law, in equity, or otherwise; provided, however, that if the default relates to a matter of bankruptcy or insolvency the Loan and any other indebtedness of Borrower (contingent or otherwise) to Lender shall automatically become fully due and payable, without any notice, demand or action by Lender. Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Guarantor shall not affect Lender’s right to declare a default and to exercise its rights and remedies.

ARTICLE VIIIMISCELLANEOUS
PROVISIONS

Section 8.1 Amendments. This Agreement, together with the other Financing Documents, constitute the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment. This Agreement and the other Financing Documents supersede all existing agreements, oral or written, previously entered into between Borrower and Lender with respect to the Loan unless Borrower and Lender agree in writing to the contrary.

Section 8.2 Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Section 8.3 Notices. All communications and notices required to be given under this Agreement shall be hand delivered or sent by nationally recognized overnight courier or United States mail, certified or registered, postage prepaid, addressed to the party to whom the notice is to be given at the address shown below. All such communications and notices shall be effective upon delivery. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. To the extent permitted by applicable law, if there is more than one Borrower, notice to any Borrower will constitute notice to all Borrowers:

if to Borrower:c/o
United Solar Ovonic LLC
3800 Lapeer Road
Auburn Hills, MI 48326
ATTN: Sanjeev Kumar, Chief Financial Officer

if to Lender:
JPMorgan Chase Bank, N.A.
1300 East Ninth Street, 13th Floor
Cleveland, Ohio 44114
ATTN: David Waugh

with copy to:
JPMorgan Chase Bank, N.A. (Global Trade Services)
1717 Main Street, Floor 4
Dallas, Texas 75201-4605
ATTN: Martha Gentry

if to Ex-Im Bank:
Export-Import Bank of the United States
811 Vermont Avenue, N.W.
Washington, D.C. 20571
ATTN: Vice President, Business Credit Division

Section 8.4 Assignments and Participations. Lender, at any time, shall have the right to sell, assign, transfer, or negotiate the Loan and the Loan Documents, in whole or in part, and to grant participation interests in the Loan and the Loan Documents, subject to the same consent rights given to the Borrower Representative under the Domestic Credit Agreement. Borrower hereby acknowledges and agrees that any such disposition shall give rise to a direct obligation of Borrower to each such assignee or participant. Lender is authorized, without any limitations whatsoever, to furnish to any actual or prospective assignee or participant any information or document that Lender may have or obtain regarding the Loan, the Loan Documents, Borrower, or any guarantor of the Loan. In addition, Lender is authorized, without any limitations whatsoever, to furnish such information to affiliates of JPMorgan Chase & Co.

Section 8.5 Survival; Successors and Assigns. All covenants, agreements, representations and warranties of Borrower and any Guarantor made herein and in the other Financing Documents and in the certificates, instruments and other documents delivered pursuant hereto or thereto shall survive the making or incurring of Credit Accommodations hereunder, and shall continue in full force and effect until all of Borrower’s Obligations have been paid and performed in full. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of Borrower which are contained in this Agreement or in the other Financing Documents shall inure to the benefit of the successors and assigns of Lender and Ex-Im Bank, which is a third-party beneficiary of this Agreement and each of the other Financing Documents to which it is not a direct party. Borrower may not assign any interest that it may have under this Agreement, including, without limitation, the right to receive the benefit of the Loan to be extended hereunder, without the prior written consent of Lender and Ex-Im Bank. Any assignment made or attempted by Borrower without the prior written consent of Lender and Ex-Im Bank shall be void and of no effect. No consent by Lender and Ex-Im Bank to an assignment by Borrower shall release Borrower as the party primarily obligated and liable under the terms of this Agreement unless Borrower shall be released specifically by Lender and Ex-Im Bank in writing. No consent by Lender and Ex-Im Bank to an assignment shall be deemed to be a waiver of the requirement of prior written consent by Lender and Ex-Im Bank with respect to each and every further assignment and as a condition precedent to the effectiveness of such assignment. Lender may assign its interest in any or all of the Financing Documents to any Person, including Ex-Im Bank, without the consent of or notice to Borrower, any Guarantor, or any other Person, upon such terms as Lender in its sole discretion deems appropriate.

Section 8.6 Payment of Fees and Expenses. At Lender’s discretion, Borrower will pay all out-of-pocket expenses, including, without limitation, the fees and disbursements of legal counsel employed by Lender, incurred by Lender in connection with (i) the preparation and negotiation of this Agreement and the other Financing Documents, (ii) the making or incurring of Credit Accommodations by Lender, (iii) the protection of the Collateral and any other security for the repayment of Borrower’s Obligations, and (iv) the enforcement and protection of the rights of Lender in connection with this Agreement or any of the other Financing Documents. Prior to Lender’s making or incurring any Credit Accommodations hereunder, Borrower shall pay to Lender, in consideration for the establishment of the Commitment and as an additional condition precedent to the making or incurring of Credit Accommodations, the Ex-Im Bank facility fee determined in accordance with the Fast Track Loan Authorization Agreement and all other fees and expenses due Lender.

Section 8.7 Applicable Law; Jurisdiction; Consent to Service of Process. Except as hereinafter expressly provided, this Agreement is governed by and shall be construed in accordance with the laws of the State of New York. Lender and Borrower hereby submit to the non-exclusive jurisdiction of any state court or federal court sitting in Cleveland, Ohio or New York, New York over any suit, action or proceeding arising out of or relating to this Agreement. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon Borrower and may be enforced in any court to the jurisdiction of which Borrower is subject, by a suit upon the judgment.

Section 8.8 No Liability. Neither Lender nor Ex-Im Bank shall be liable for any act or omission by it pursuant to the provisions of this Agreement, in the absence of fraud, willful misconduct or gross negligence. Borrower hereby agrees that neither Lender nor Ex-Im Bank shall be chargeable for any negligence, mistake, act or omission of any accountant, examiner, agency or attorney employed by it in making examinations, investigations or collections, or otherwise in perfecting, maintaining, protecting or realizing upon any lien or Security Interest in the Collateral or any other interest in any security for Borrower’s Obligations. Neither Lender nor Ex-Im Bank shall incur any liability to Borrower or to any other party in connection with the acts or omissions of Lender or Ex-Im Bank in reliance upon any certificate or other paper believed by Lender or Ex-Im Bank to be genuine or with respect to any other thing which Lender or Ex-Im Bank may do or refrain from doing, unless such act or omission amounts to fraud or gross negligence.

Section 8.9 Indemnification. The Borrower agrees to indemnify, defend and hold each of the Lender and Ex-Im Bank, its parent companies, subsidiaries, affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of attorneys engaged by the Indemnified Person at the Indemnified Person’s reasonable discretion) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to this Agreement or the Collateral, including any Claims resulting from any Indemnified Person’s own negligence, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this Agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

Section 8.10 No Partnership. Nothing contained in this Agreement shall be construed in a manner to create any relationship among Borrower, Lender and Ex-Im Bank other than the relationship of borrower, lender and credit enhancement provider, and Borrower, Lender and Ex-Im Bank shall not be considered partners or co-venturers for any purpose on account of this Agreement.

Section 8.11 Controlling Agreement. Borrower acknowledges and agrees that (a) the Borrower Agreement and the Fast Track Borrower Agreement Supplement contain additional representations, terms, covenants and conditions related to Borrower and the Loan, and (b) as between Lender and Borrower this Agreement, the Borrower Agreement and the Fast Track Borrower Agreement Supplement together govern the establishment of the Loan as a Loan Facility guaranteed pursuant to the Ex-Im Bank Guarantee and the making and incurring of Credit Accommodations under the Loan. If any representations, terms, covenants or conditions contained in this Agreement, the Domestic Credit Agreement, the Borrower Agreement or the Fast Track Borrower Agreement Supplement are determined to be in conflict, the more stringent provision with respect to Borrower shall govern and prevail.

Section 8.12 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Lender will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower, and if Borrower is not an individual Lender will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

Section 8.13 WAIVER OF TRIAL BY JURY. EACH OF BORROWER, EACH GUARANTOR AND LENDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWER, SUCH GUARANTOR AND LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH OF BORROWER, EACH GUARANTOR AND LENDER, AND BORROWER AND EACH GUARANTOR EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BORROWER AND EACH GUARANTOR EACH FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 8.14 Severability. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity, however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respect shall remain valid and enforceable.

Section 8.15 Rules of Construction. For purposes of this Agreement, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; (e) the words “this Agreement”, “herein”, “hereof”, “hereunder” or other words of similar import refer to this Agreement as a whole including the exhibits hereto as the same may be amended, modified or supplemented; (f) all references in this Agreement to sections, subsections, paragraphs and exhibits shall refer to the corresponding sections, subsections, paragraphs and exhibits of or to this Agreement; and (g) all references to any instruments or agreements, including references to any of the Financing Documents, shall include any and all modifications, amendments and supplements thereto and any and all restatements, extensions or renewals thereof to the extent permitted under this Agreement.

Section 8.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute the same document. Signature pages may be detached from the counterparts to a single copy of this Agreement to physically form one document.

Section 8.17 Time is of the Essence. Time is of the essence in the performance of this Agreement.

Section 8.18 Waiver. Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Guarantor, shall constitute a waiver of any of Lender’s rights or of any obligations of Borrower or of any Guarantor as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent in subsequent instances where such consent is required, and in all cases such consent may be granted or withheld in the sole discretion of Lender.

ARTICLE IX

THE BORROWER REPRESENTATIVE

      TRIAL

Section 9.1 Appointment; Nature of Relationship. United Solar Ovonic Corporation is hereby appointed by each Borrower and Guarantor as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Financing Document, and each Borrower irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Financing Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article IX. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Advances, at which time the Borrower Representative shall promptly disburse such Advances to the appropriate Borrower, provided that such amount shall not exceed such Borrower’s Ex-Im Availability. The Lenders, and its officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower or Guarantor for any action taken or omitted to be taken by the Borrower Representative or the Borrower or the Guarantor pursuant to this Section 9.1.

Section 9.2 Powers. The Borrower Representative shall have and may exercise such powers under the Financing Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrower or Guarantor, or any obligation to the Lender to take any action thereunder except any action specifically provided by the Financing Documents to be taken by the Borrower Representative.

Section 9.3 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Financing Document by or through authorized officers.

Section 9.4 Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Event of Default hereunder referring to this Agreement describing such Event of Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Lender. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower and Guarantor on the date received by the Borrower Representative.

Section 9.5 Successor Borrower Representative. Upon the prior written consent of the Lender, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.

Section 9.6 Execution of Financing Documents; Export-Related Borrowing Base Certificate. Each of the Borrowers hereby empower and authorize the Borrower Representative, on behalf of each of them, to execute and deliver to the Lender the Financing Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Financing Documents, including without limitation, the Export-Related Borrowing Base Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers or the Guarantor in accordance with the terms of this Agreement or the other Financing Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers and the Guarantor.

Section 9.7 Reporting. Each Borrower hereby agrees that such Borrower, as the case may be, shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Export-Related Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Export-Related Borrowing Base Certificates required pursuant to the provisions of this Agreement and the other Financing Documents.

BORROWER ACKNOWLEDGES HAVING READ ALL OF THE PROVISIONS OF THIS AGREEMENT, AND BORROWER AGREES TO ITS TERMS. THIS AGREEMENT IS EXECUTED AS OF THE DATE FIRST SET FORTH ABOVE.

BORROWER:

UNITED SOLAR OVONIC CORPORATION

By   /s/ Sanjeev Kumar
     Name:   Sanjeev Kumar
     Title:   Vice President & Treasurer

UNITED SOLAR OVONIC LLC

By  /s/ Sanjeev Kumar
     Name:   Sanjeev Kumar
     Title:   Vice President & Treasurer

GUARANTOR:

ENERGY CONVERSION DEVICES, INC.

By  /s/ Sanjeev Kumar
     Name:   Sanjeev Kumar
     Title:   Vice President & Chief Financial Officer

LENDOR:

JPMORGAN CHASE BANK, N.A.

By  /s/ John Psellas
     Name:   John Psellas
     Title:   Vice President

ACKNOWLEDGED:

JPMORGAN CHASE BANK, N.A.
(Global Trade Services)

By  /s/ Luis Noriega
     Name:   Luis Noriega
     Title:   Vice President